Exhibit 10.20

MCJUNKIN RED MAN CORPORATION
DEFERRED COMPENSATION PLAN
(Effective as of December 31, 2007)

ARTICLE I
Purpose
     The purpose of the Deferred Compensation Plan of McJunkin Red Man Corporation (the “Company”) is to provide a select group of the Company’s management and highly compensated employees (within the meaning of Section 201(2) of ERISA) the opportunity to defer receipt of cash compensation, including bonuses, to which they may become entitled as employees of the Company, under terms advantageous to both such employees and the Company, for the periods provided in the Plan. It is intended that the Plan shall be considered an unfunded plan. The Plan is intended to comply with Section 409A of the Code and the regulations and guidance issued thereunder.
ARTICLE II
Definitions
     For purposes of the Plan, the following terms shall have the following meanings:
     2.1. “Account” shall have the meaning given to such term in Section 4.1.
     2.2. “Administrator” shall mean the person or committee who shall be responsible for administering and interpreting the Plan pursuant to Section 6.1.
     2.3. “Annual Bonus Award” shall mean the annual cash bonus compensation payable by the Company to a Participant but before reduction for amounts deferred pursuant to the Plan.
     2.4. “Base Salary” shall mean a Participant’s regular base salary payable by the Company to the Participant, but before reduction for amounts deferred pursuant to the Plan.
     2.5. “Beneficiary” shall mean the person or persons designated from time to time in a writing delivered to the Administrator by a Participant to receive payments under the Plan after the death of such Participant or, in the absence of any such designation or in the event that such designated person or persons shall predecease such Participant, the Participant’s estate. A Participant shall designate a Beneficiary on his initial Deferral Election Form in the form of Exhibit A and thereafter may change his Beneficiary designation by filing with the Administrator an Election Form in the form of Exhibit C.
     2.6. “Board” shall mean the Board of Directors of the Company.
     2.7. “Change in Control” shall mean, in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of PVF Holdings LLC, McJunkin Red Man Holding Corporation or the Company, or substantially all of the assets of the Company, shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (other than any Member (as defined in the PVF Holdings LLC Agreement) or any of its or their affiliates, or PVF Holdings LLC or any of its affiliates) or any two or more Persons (other than any Member or any of its or their affiliates, or PVF Holdings LLC or any of its affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of PVF Holdings LLC, McJunkin Red Man Holding Corporation or the Company; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert.
     2.8. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     2.9. “Committee” shall mean the Compensation Committee of the Board, or if there is no such Committee, the Board.
     2.10. “Company Contribution” shall have the meaning given to such term in Section 3.1.
     2.11. “Deferral Election” shall have the meaning given to such term in Section 3.2.
     2.12. “Deferred Amount” shall mean as of any date (i) the Participant’s Elective Deferral Amount, plus all gains or losses attributable thereto as of such date which have been credited to the Account of such Participant, as provided herein, plus (ii) the Company Contributions to a Participant’s Account, plus all gains or losses attributable thereto as of such date which have been credited to the Account of such Participant, as provided herein, less (iii) any distributions made from the Account of such Participant.
     2.13. The “Effective Date” of the Plan shall be December 31, 2007.
     2.14. “Election Date” shall have the meaning given to such term in Section 3.4.
     2.15. “Election Form” shall mean an election form substantially in the form attached hereto as Exhibit A (Elective Deferral Form), Exhibit B (Investment Choice Election Form) or Exhibit C (Election Change Form).
     2.16. “Elective Deferral Amount” shall have the meaning given to such term in Section 3.2.
     2.17. “Eligible Employee” shall mean any of the employees set forth on Schedule A attached hereto, as it may be amended by the Board from time to time.
     2.18. “Employment Agreement” shall mean a written employment agreement, if any, between the Company (and/or any of its affiliates) and the Participant.
     2.19. “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended

     2.20. “Investment Choices” shall have the meaning given to such term in Section 4.2(b).
     2.21. “LLC Interest” shall have the meaning given to such term in Section 4.2(b)(ii).
     2.22. “McJunkin Red Man Holding Corporation” shall mean McJunkin Red Man Holding Corporation, a Delaware corporation and direct parent of the Company.
     2.23. “Participant” shall mean any Eligible Employee who receives a Company Contribution pursuant to Section 3.1 and/or makes a Deferral Election pursuant to Section 3.2.
     2.24. “Permanent Disability” shall mean, with respect to a Participant, that the Administrator shall have found, upon the basis of medical evidence satisfactory to it, that the Participant (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under the applicable disability plan or plans of the Company (or successor plan or plans thereto).
     2.25. “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or agency or other entity of any kind or nature.
     2.26. “Plan” shall mean the “McJunkin Red Man Corporation Deferred Compensation Plan” established hereunder.
     2.27. “Prime Rate” shall mean the prime rate of interest per annum publicly announced from time to time by The Wall Street Journal; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     2.28. “Profit Sharing Plan” shall mean the McJunkin Corporation Profit-Sharing and Savings Plan and Trust, or the Red Man Pipe & Supply Company Retirement Savings Plan, as applicable, or any successor plan thereto, as they may be amended from time to time.
     2.29. “PVF Holdings LLC” shall mean PVF Holdings LLC, a Delaware limited liability company and indirect parent of the Company.
     2.30. “PVF Holdings LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of PVF Holdings LLC, dated as of October 31, 2007 (as amended and restated from time to time).
     2.31. “Separation from Service” shall mean the Participant dies, retires or otherwise has a termination of employment with the Company which constitutes a “separation from service” for purposes of Section 409A of the Code.

     2.32. “Vested Balance” shall mean the portion of a Participant’s Account which is vested in accordance with Section 4.3.
ARTICLE III
Deferral of Awards
     3.1. Company Contributions. As of the last day of each calendar year, commencing with December 31, 2007, and provided the Participant is employed by the Company on the last day of such year, the Company shall credit to the Account of each Participant the difference between the amount set forth next to such Participant’s name on Schedule A attached hereto, as it may be amended from time to time by the Committee, and the amount, if any, the Company contributes or will contribute to such Participant for such calendar year as a discretionary matching contribution pursuant to the 401(k) provisions of the Profit Sharing Plan (such net amount, the “Company Contribution”).
     3.2. Elective Participant Contributions. For each calendar year commencing on the Effective Date, each Participant may elect (a “Deferral Election”) to have the payment of a specified percentage or specified dollar amount of Base Salary and Annual Bonus Award for such calendar year deferred pursuant to the Plan (such amount, the “Elective Deferral Amount”); provided, however, that the first Deferral Election shall apply only to compensation paid for services performed after the Deferral Election is made. Each Deferral Election shall be made on an Election Form as set forth on Exhibit A, as it may be amended from time to time by the Committee, and shall specify the percentage or dollar amount of Base Salary and Annual Bonus Award to be deferred. Such Election Form shall also specify a Beneficiary designation. Participants must make a separate Deferral Election in respect of Base Salary and Annual Bonus Award on or before the applicable Election Date as specified in Section 3.4. If a Participant does not timely complete an Election Form as set forth on Exhibit C for a calendar year, the Deferral Election most recently completed shall remain in effect.
     3.3. Irrevocable Election. Each Deferral Election with respect to a calendar year, once made, shall be irrevocable.
     3.4. Base Salary and Annual Bonus Award Election Date. The Deferral Election for each calendar year shall be made on a date (the “Election Date”) no later than December 31 of the calendar year immediately prior to the calendar year during which the Base Salary and Annual Bonus Award elected to be deferred are earned (for example, the election for the Base Salary and Annual Bonus Award attributable to 2009 performance must be made no later than December 31, 2008); provided, however, that in the case of an employee who becomes an Eligible Employee for the first time after the Effective Date, the “Election Date” shall be thirty days after such employee receives notice that he or she has become an Eligible Employee, and the Deferral Election shall apply only to Base Salary and Annual Bonus Awards to be earned by the Participant in the calendar year immediately following the Election Date.

ARTICLE IV
Treatment of Deferred Amounts
     4.1. Memorandum Account. The Company shall establish on its books a memorandum account (the “Account”) for each Participant. The Company contribution shall be credited as of the time set forth in Section 3.1. For each calendar year, as promptly as practicable (but in no event more than thirty (30) days) following the date on which any Base Salary and Annual Bonus Award in respect of a Deferral Election would otherwise be payable to a Participant, the amount so deferred shall be credited to such Participant’s Account. The Committee shall be responsible for maintaining the Accounts with subaccounts for Company Contributions and Elective Deferral Amounts.
     4.2. Investment of Deferred Compensation.
     (a) A Participant’s Deferred Amount shall be deemed to be invested as set forth in Section 4.2(b). Participants’ Accounts shall be adjusted annually if deemed invested in the manner provided in Section 4.2(b)(ii) and quarterly if deemed invested in the manner provided in Section 4.2(b)(i), in either case to reflect the performance of the Investment Choices of each Participant as reflected on the Election Form set forth on Exhibit B. Participants may elect (but not more often than annually in the month of December) to change the manner in which their Accounts are invested between the Investment Choices (both as to future amounts and as to then existing Deferred Amounts) by completing the Election Form as set forth on Exhibit C and submitting it to the Administrator or his or her designated representative. Any such change will become effective on the immediately succeeding January 1.
     (b) If a Participant’s Account balance as of the beginning of a calendar year is less than $100,000, then such balance shall be credited quarterly by an amount equal to (x) the amount of such balance at the beginning of such year, multiplied by (y) the Prime Rate plus 1%. If a Participant’s Account balance as of the beginning of a calendar year is $100,000 or greater, the Participant may elect between the following choices (the “Investment Choices”) pursuant to the Election Form set forth on Exhibit B:
(i)	The Participant may elect to have the balance in his or her Account credited quarterly by an amount equal to (x) the amount of such balance at the beginning of such quarter, multiplied by (y) the Prime Rate on the last day of such quarter divided by four plus 0.25%; or

(ii)	The Participant may elect to have the balance of his or her Account deemed converted into a number of common units of PVF Holdings LLC determined by dividing the portion of the Account not already so converted by the value of one common unit determined as of the immediately succeeding December 31 (each, an “LLC Interest”). For example, if a Participant’s Account balance attributable to Company Contributions is $100,000 on December 31 of a calendar year and the Participant elects on such day the Investment Choice described in this Section 4.2(b)(ii), on the next succeeding December 31, the Participant’s Account will be credited with a number of LLC Interests equal to

$100,000 divided by the value of one LLC Interest on such succeeding December 31. Similarly, if the Participant makes the same election with respect to Elective Deferral Amounts to be credited during the immediately succeeding year, the Participant’s Account will be credited on the succeeding December 31 with a number of LLC Interests determined by dividing the entire amount of such Elective Deferral Amounts for such year by the value of one LLC Interest on such December 31.
For the avoidance of doubt, a Participant whose Account balance as of the beginning of a calendar year is $100,000 or greater must choose either 4.2(b)(i) or 4.2(b)(ii) (and not a combination of the foregoing) for his or her entire account balance, and if no such election is made, the Participant’s Account shall be invested as described in Section 4.2(b)(i).
     4.3. Vesting.
     (a) All Participants who are Participants on the Effective Date shall be fully vested and have a one hundred percent (100%) vested interest in their entire Account.
     (b) All Participants at all times shall have an immediate one hundred percent (100%) vested interest in the portion of their Account which is attributable to Elective Deferral Amounts.
     (c) Subject to Section 4.3(d), a Participant who was not a Participant on the Effective Date shall have a vested interest in the portion of his or her Account according to such schedule (which may include immediate vesting) as shall be determined by the Administrator at the time of admission as a Participant.
     (d) Upon termination of a Participant’s employment, the portion of his or her Account which has not vested in accordance with Section 4.3(c) shall be forfeited in its entirety for no consideration.
     4.4. Assets. The Plan and the crediting of Accounts hereunder shall not constitute a trust and shall be merely for the purpose of recording an unsecured contractual obligation of the Company.
     4.5. Reports. Until the aggregate of all Deferred Amounts in a Participant’s Account shall have been paid in full, the Company will furnish to the Participant a report, on an annual basis, setting forth the amount of his or her Account, the value of the subaccounts and the vested percentage of the Company Contributions.
ARTICLE V
Payment of Deferred Amounts
     5.1. Form of Payment. All payments of Deferred Amounts under the Plan shall be made in cash.

     5.2. Payment of Deferred Amount.
     (a) Upon termination of a Participant’s employment that qualifies as a Separation from Service (other than due to the Participant’s death or Permanent Disability), the Vested Balance of a Participant’s Account shall be determined as of the date of such separation from service. For this purpose, with respect to a Participant’s Account for which the Investment Choice set forth in Section 4.2(b)(ii) has been made, the value of the Vested Balance shall be based on the value of an LLC Interest on the immediately preceding December 31.
     (b) The Vested Balance of a Participant’s Account, plus interest at the Applicable Federal Rate in effect on the date that the Vested Balance is determined, shall be paid to the Participant in three (3) annual installments commencing on the January 1 of the second calendar year following the calendar year in which the Separation from Service occurs. Each payment shall include interest accrued through the applicable payment date.
     5.3. Effect of Death or Permanent Disability. Notwithstanding any other provision of the Plan to the contrary, upon a Participant’s death or Permanent Disability, the full amount of such Participant’s Account, vested and unvested, shall be his or her Vested Balance and shall be paid within thirty (30) days to the Participant’s Beneficiary in the case of death, or to the Participant in the case of Permanent Disability. For this purpose, with respect to a Participant’s Account for which the Investment Choice set forth in Section 4.2(b)(ii) has been made, the amount of the Vested Balance shall be based on the value of an LLC Interest on the immediately preceding December 31.
     5.4. Effect of a Change in Control of the Company. Notwithstanding any other provision of the Plan to the contrary, upon a Change in Control of the Company, the full amount of such Participant’s Account, vested and unvested, shall be his or her Vested Balance and shall be distributed within thirty (30) days following the date of consummation of the Change of Control. For this purpose, with respect to a Participant’s Account for which the Investment Choice set forth in Section 4.2(b)(ii) has been made, the amount of the Vested Balance shall be based on the value of an LLC Interest or the value of the assets of PVF Holdings LLC as determined in connection with the Change in Control.
     5.5. Six-Month Delay. Notwithstanding anything to the contrary contained herein, if the Participant is a “specified employee” for purposes of Section 409A of the Code and the regulations thereunder, to the extent required to comply with Section 409A of the Code, any distribution hereunder which is subject to Section 409A of the Code shall not commence until one day after the day which is six (6) months from the date of termination, with the first payment equaling the amount of distribution that would have been paid had Section 409A of the Code not applied.
ARTICLE VI
Administration
     6.1. Eligibility. Participants are limited to certain of the Company’s management and highly compensated employees.

     6.2. Administrator. The Administrator of the Plan shall be comprised of the Committee, except as otherwise determined by the Board. The Administrator shall have full authority to construe and interpret the terms and provisions of the Plan, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and to perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable, and to otherwise supervise the administration of the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Administrator in connection with the Plan shall be within the absolute discretion of the Administrator and shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and assigns. A Participant who is also the Administrator, a member of a committee that is the Administrator or a person to whom the Administrator has delegated responsibility pursuant to this Section 6.2 shall not participate in any decision involving a request made by him or her or relating in any way to his or her rights, duties, and obligations as a Participant (unless such decision relates to all Participants generally and in a similar manner).
     6.3. Liability. No member of the Board, nor the Administrator or an employee or agent of the Company or any of its affiliates, shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for anything done or omitted to be done by himself. The Company or the Administrator may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.
ARTICLE VII
Unsecured Creditor
     Notwithstanding the establishment of the grantor trust, each Participant and Beneficiary shall have only the rights of a general, unsecured creditor of the Company.
ARTICLE VIII
Miscellaneous
     8.1. Amendment or Termination. Notwithstanding any other provision of the Plan, the Company by action of the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that any such amendment, suspension or termination may not, without a Participant’s prior, written consent, adversely affect any Deferred Amount credited to his or her Account prior to such amendment, suspension or termination. The preceding sentence shall not be construed to prohibit the Company from changing or eliminating any or all of the then available Investment Choices provided that if all Investment Choices are eliminated, any remaining Deferred Amounts shall be credited with a money market rate of interest as determined by the Administrator from time to time. The Plan shall remain in effect until terminated pursuant to this Section 8.1. Upon termination of the Plan, all deferrals under the Plan shall cease, Participants shall be fully vested in their Accounts and Participants shall be paid the Vested Balance (determined as of the date of such termination) pursuant to their Payment Elections then effect. For this purpose, with respect to a Participant’s Account for which the Investment Choice set forth in Section 4.2(b)(ii) has been made, the amount of the Vested Balance shall be based on the value of an LLC Interest on the immediately preceding December 31.
     8.2. Expenses. The Company will bear all expenses incurred in administering the Plan and no part thereof shall be charged against any Participant’s Account or any amounts distributable hereunder.
     8.3. Withholding. The Company shall withhold from Participants’ compensation, or from amounts payable hereunder, any federal, state or local taxes required by law to be so withheld.
     8.4. No Obligation. Neither the Plan nor any elections hereunder shall create any obligation of the Company to establish or continue any other programs, plans or policies of any kind. Neither the Plan nor any election made pursuant to the Plan shall give any Participant or other employee the right to receive benefits not specifically provided for by the Plan, nor any right with respect to continuance of employment by the Company, nor shall there be a limitation in any way on the right of the Company to terminate an employee’s employment with the Company at any time.
     8.5. No Assignment. Except by will or the laws of descent and distribution, no right or interest in any Account or Deferred Amount under the Plan may be assigned, transferred, pledged or hypothecated, and no right or interest of any Participant in any Account hereunder or to any Deferred Amount shall be subject to any lien, pledge, encumbrance, charge, garnishment, execution, alienation, obligation or liability of such Participant, whether voluntary or involuntary, including, but not limited to, any liability that is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant.
     8.6. Facility of Payment. Any amounts payable hereunder to any person who is under legal disability or who, in the judgment of the Administrator, is unable to manage his or her financial affairs, may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner that the Company may select. Any such payment shall be deemed to be payment for such person’s Account and shall be a complete discharge of all liability of the Company with respect to the amount so paid.
     8.7. Applicable Law. The Plan and the obligations of the Company hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may from time to time be required.
     8.8. Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws). Any provision of the Plan prohibited by the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.
     8.9. Savings Clause. The Plan is intended to be administered, operated and construed in compliance with Section 409A of the Code and any regulations and guidance thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Company may amend the Plan in any manner, or take any other action, that it determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan to comply with Section 409A and any regulations and guidance issued thereunder, including, without limitation, amendments or other actions that reduce the accruals of Participants hereunder or otherwise impair the rights of Participants hereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan.
     8.10. Construction. Wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. The titles to sections of the Plan are intended solely as a convenience and shall not be used as an aid in construction of any provisions hereof.
     8.11. Effective Date. The Plan shall be effective as of the Effective Date.